SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Concord Street Trust
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Urgent! Investor Announcement

Please Vote Your Index Fund Proxy Now

Spartan® U.S. Equity Index Fund

Please be advised that your vote is urgently needed for your fund's Special Shareholder Meeting scheduled for September 19, 2001. We have written you recently requesting your proxy vote. Now, unless many more investors respond quickly and vote, we will be unable to hold the shareholder meeting on time.

Inside, you will find proxy information to enable you to vote on important proposals. By voting promptly, your fund will be able to hold its required shareholder meeting and control proxy expenses.

Special Note to 401(k), 403(b) and 457 Retirement and Savings Plan Investors:

Please vote your proxy right away - your plan does not vote your proxy for you.

Your vote is important whether your index fund balances are large or small!

Voting is quick and easy! Please vote each proxy ballot you receive.

Please select a convenient option to vote right away:

1. Vote by Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time, and Saturdays from 11:00 AM - 6:00 PM Eastern Time. Your vote will be recorded by a representative of D.F. King, Inc., an independent proxy solicitation firm.

2. Vote by Touch-Tone Phone

Call the toll-free number on the enclosed proxy ballot card(s) and follow the recorded instructions. Available anytime to instantly vote.

3. Vote by Fax

Fax front and back of your signed proxy card to 1-888-451-8683.

4. Vote by Mail

Mail your signed proxy card in the enclosed envelope right away!

Please Remember - You Vote is Urgently Needed

If you have already voted, thank you!

If you have any questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198.

(Fidelity logo)

Information on the Proxy Proposals

What proposals am I being asked to vote on?

Proposal 1: To authorize the Trustees adopt an amended and restated

Declaration of Trust.

Proposal 2: To elect a Board of Trustees.

Proposal 3: To approve an amended management contract for Fidelity U.S. Bond Index Fund.

Proposal 4: To amend each fund's fundamental investment limitation concerning lending.

Proposal 5: To amend each fund's fundamental investment limitation concerning underwriting.

Questions & Answers Regarding the Proposals

Proposal 1 - Why is FMR proposing the adoption of an amended and restated Declaration of Trust?

The proposal asks shareholders to adopt a more modern form of the Declaration of Trust (i.e., the fund's charter). The more modern charter is Fidelity's new standard for its funds. It gives the Trustees more flexibility and broader authority to amend the charter without the additional costs associated with a shareholder vote. Additionally, the proposal asks shareholders to approve an increase in the number of Trustees from a maximum of 12 to a maximum of 14. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of the Fidelity funds.

Proposal 2 - What role does the Board play?

Members of the Board are experienced executives who have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees oversee the investment policies of each fund, review fund performance, oversee fund activities and fees, and review the fund's contracts with Fidelity and other service providers.

After careful consideration, the Board has unanimously approved all of the proposals and recommends that you vote to approve them.

Proposal 3 - Why is FMR proposing an amended management contract for Fidelity U.S. Bond Index Fund?

The primary purpose of the proposed amendment is to revise the fund's management contract to conform it to a contract that is standard for similar types of bond funds managed by FMR. There are four key changes. First, the proposal would add a discussion to the contract that would clarify FMR's ability to use brokers and dealers to execute trades on behalf of the portfolio.

Second, the proposal would allow FMR and the trust, on behalf of the fund, to modify the Management Contract subject to the requirements of the Investment Company Act of 1940 (1940 Act). Third, the proposal would allow FMR, subject to Board approval, and in accordance with the requirements of the 1940 Act, the ability to appoint an unaffiliated subadvisor to perform any of the services that are detailed in the amended management contract. While the proposed modification would provide FMR the flexibility to appoint an outside sub-adviser, FMR does not currently anticipate utilizing this flexibility. Finally, the proposal would specify that the terms of the contract are governed by the Commonwealth of Massachusetts. The amended contract will not change the management fees paid to FMR.

Proposal 4 - Why is FMR proposing to amend each fund's fundamental investment limitation concerning lending?

The primary purpose of the proposed amendment is to revise each fund's investment limitation to conform to a limitation that is standard for similar types of funds managed by FMR. As all mutual funds are required by the Securities and Exchange Commission to state their policy regarding lending, the proposed amendment clarifies that acquisitions of loans, loan participations or other debt instruments are not considered lending. Adoption of the proposed limitation is not expected to affect the way in which each fund is managed.

Proposal 5 - Why is FMR proposing to amend each fund's fundamental investment limitation concerning underwriting?

The primary purpose of the proposed amendment is to clarify each fund's fundamental investment limitation concerning underwriting to reflect a limitation that is expected to become standard for all funds managed by FMR. All mutual funds are required by the Securities and Exchange Commission to state their policy regarding underwriting.

The proposed amendment clarifies that each fund is not prohibited from investing in other investment companies, even if as a result of such investment, each fund is technically considered an underwriter under federal securities laws. Adoption of the proposed limitation is not expected to affect the way in which each fund is managed.